EXHIBIT 3

                             STOCKHOLDERS AGREEMENT
                             ----------------------

THIS STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of July ___, 1997, by and among: (i) Pamela Equities Corp., a New York corporation, Whitehall Properties, LLC, a New York limited liability company and Kabuki Partners ADP, GP, a New York general partnership (collectively, the "Manocherian Entities"),
(ii) MBF Capital Corp., a New York corporation, MBF Broadband Systems, L.P., a New York limited partnership, MBF Broadband Investments, L.P., a New York limited partnership and Mark B. Fisher (collectively, the "Fisher Entities"), and (iii) those entities listed on Exhibit "A" attached hereto (collectively, the "Cramer Entities"). Each of the Manocherian Entities, the Fisher Entities and the Cramer Entities is sometimes referred to herein as an "Entity."

WHEREAS:

The Fisher Entities, Manocherian Entities and Cramer Entities (each a "Party", collectively, the "Parties") are among the parties to a certain Stockholders Agreement dated as of July ___, 1997 (the "Logi Agreement"), pursuant to which they have agreed to purchase those interests in an entity known as Logimetrics, Inc. ("Logi") shown on Exhibit "B" attached hereto;


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As provided in the Logi Agreement and the other agreements referred to or contemplated therein, various groups or "Purchasers" have acquired or contemplated certain rights and incurred certain obligations including "tag-along" rights as defined in Section 2.1 of the Logi Agreement;

The Parties, being among the "Purchasers," wish to set forth a further agreement, as among themselves, with respect to such "tag-along rights."

NOW, THEREFORE, the Parties agree as follows:

                                    ARTICLE I

                                   Definitions

Except as expressly provided herein, defined terms used herein shall have the meanings provided in the Logi Agreement.

                                   ARTICLE II

                        Restrictions on Certain Transfers

Section 2.1. Tag-Along. (a) Except as set forth in Section 2.2, below, no Party (an "Initiating Party") shall enter into a Contract to Transfer, arrange for the Transfer of or Transfer to any Person, directly or indirectly, any Shares, unless all Parties are given the opportunity to Transfer all of the Shares then owned by each of them (including without limitation Shares

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issuable upon exercise of Rights then owned by each of them) concurrently with such proposed Transfer on terms identical to those applicable to such proposed Transfer (the "Tag-Along Rights").

(b) No opportunity shall be deemed to have been given to any Party for purposes of Section 2.1(a) unless:

     (i) such Party shall have received written notice from the Initiating Party setting forth the material terms of the proposed Transfer (a "Tag-Along Notice"), and shall have been given at least 10 days after receipt of such Tag-Along Notice to exercise its rights contained in this Section 2.1 by given written notice thereof to the Initiating Party (a "Tag-Along Exercise Notice"),

     (ii) if such Party is then the holder of any Rights, it shall be permitted to exercise, convert or exchange such Rights strictly in accordance with the terms thereof,

     (iii) the terms on which the Initiating Party actually sells its Shares are not more favorable to the Initiating Party, then the terms set forth in the Tag- Along Notice given by its pursuant to claus (i) above,


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     (iv) the Person to which the applicable Transfer is proposed to be made makes an offer to all of the Parties to purchase all outstanding Shares then owned by the Parties (including Shares issuable upon the exercise, conversion or exchange of Rights) that [A] is distributed in writing to all Parties, [B] is open for acceptance by all Parties for a period of at least 10 business days after such distribution, [C] provides for per Share consideration identical to that being paid in the Transfer to each Party who accepts such offer, and

     (v) the Person to which the Initiating Party Transfers its Shares purchases, at or prior to the time of purchase of such Shares, from each Person exercising his or its rights pursuant to this Section 2.1, at least such number of Shares as such Person shall specify in the notice given by such Person pursuant to clause (i), above.

(c) The Initiating Party and any proposed Transferor shall have the right, in their sole discretion, at all times prior to consummation of any proposed Transfer, to abandon any such proposed Transfer whereupon all Tag-Along rights with respect to such proposed Transfer shall terminate, and neither the Initiating Party nor any proposed Transferees shall have any liability or obligation to any Party with respect thereto.


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(d) In determining the consideration paid for purposes hereof, the aggregate purchase price shall be increased to the extent that the Initiating Party or its Affiliates shall receive or be entitled to receive or direct the payment of additional consideration of any form in amounts in excess of amounts which would be payable to a third party in an arms' length transaction.

(e) If a Party does not timely deliver a Tag-Along Exercise Notice, such Party will be deemed to have waived its rights with respect to the proposed Transfer described in the Tag-Along Notice and the Initiating Party shall have 30 days after the expiration date for the delivery of such Tag-Along Exercise Notice in which to Transfer not more than the number of Shares described in the Tag-Along Notice on terms not more favorable to the Initiating Party than were set forth in the Tag-Along Notice. If, at the end of such 30-day period, the Initiating Party has not completed the Transfer of its Shares in accordance with the terms described in the Tag-Along Notice, then all of the restrictions on sale or other disposition contained in this Agreement with respect to shares beneficially owned by the Initiating Party shall again be in effect.

Section 2.2. Exceptions. The provisions of Section 2.1 shall not apply to any
Transfer:

     (i) to another Entity or to an Affiliate with or without consideration, or by inter vivos gift,

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     qualified domestic relations order, or testamentary bequest, or

     (ii) to one or more of the Purchaser's Relatives or, with or without consideration, to any Affiliate of any Purchaser provided, however, that any transferee pursuant to either clause (i) or clause
(ii), above, shall expressly agree in writing in an instrument satisfactory to the Parties to be bound by the terms of this Agreement. Any Shares, or any interest therein, Transferred pursuant to this Section 2.2 shall continue to be subject to the terms of this Agreement.

                                   ARTICLE III

                           Acknowledgement and Waiver

Each Party, on its own behalf and on behalf of its associated Entities, hereby acknowledges that it has had a full opportunity to conduct such examination of the records and affairs of Logi as it sees fit and consult with counsel with respect thereto, has made the decision to invest in Logi and enter into the Logi Agreement and the other agreements referred to or contemplated therein (the "Investment") based on such examination, and in so doing has not relied on any representation or warranty of any other Party or Entity. Each of the Parties, on its own behalf and on behalf of its associated Entities, hereby releases the

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others and their respective officers, directors, employees and agents, from and against any claims, losses, liabilities, damages and costs (including, without limitation, reasonable attorneys' fees and expenses) that may arise as a result of the Investment.

                                   ARTICLE IV

                                  Miscellaneous

Section 4.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement may not be assigned by operation of law or otherwise and any attempted assignment shall be null and void, except that, any Party may assign its rights hereunder, in whole but not in part, in connection with a Transfer of Shares made in compliance with all of the provisions of this Agreement.

Section 4.2. Expenses. Each party hereby shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.

Section 4.3. Amendment; Waiver. (a) This Agreement may be amended only by a written instrument duly executed by the Parties.

(b) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this

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Agreement or to exercise any right to remedy consequent upon breach thereof shall constitute a waiver of any such breach, any such waiver being effective only if contained in a writing executed by the waiving party.

Section 4.4. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as provided in the Logi Agreement.

Section 4.5. Applicable Laws; Jurisdiction. The provisions of the Logi Agreement with respect to applicable law and submission to jurisdiction shall govern among the Parties with respect to any dispute arising hereunder or with respect hereto.

Section. 4.6. Integration. This Agreement and the Logi Agreement and the further documents referred to or contemplated therein contain the entire understanding of the Parties with respect to its subject matter and supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.


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Section 4.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.


PAMELA EQUITIES CORPORATION, a New York corporation


/s/ Greg Manocherian
----------------------------------------
By:  Greg Manocherian
Its: Vice President

WHITEHALL PROPERTIES, LLC, a New York limited liability corporation


/s/ Greg Manocherian
----------------------------------------
By:  Greg Manocherian
Its: Manager

KABUKI PARTNERS ADP, GP, a New York general partnership


/s/ Greg Manocherian
----------------------------------------
By:  Greg Manocherian
Its: General Partner

MBF CAPITAL CORP., a New York corporation


/s/ Mark B. Fisher
----------------------------------------
By:
Its:

MBF BROADBAND SYSTEMS, LP, a New York limited partnership


/s/ Mark B. Fisher
----------------------------------------
By:
Its:

MARK B. FISHER


/s/ Mark B. Fisher
----------------------------------------




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CRM ENTITIES PER EXHIBIT A




By:/s/ Eugene A. Trainor III
   -------------------------------------
    Eugene A. Trainor III

A.C. ISRAEL ENTERPRISES, INC.

By:/s/ Jay Howard VP
   -------------------------------------

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                                    Exhibit A

                                  CRM Entities


Cramer Rosenthal McGlynn, Inc.
L.A.D. Equity Partners, L.P.
Gerald B. Cramer
Fred M. Filoon
Eugene A. Trainor, III
McGlynn Family Partnership
CRM Enterprise Fund, LLC
CRM Partners, LP
CRM Retirement Partners, LP
CRM Madison Partners, LP
CRM U.S. Value Fund, Ltd.
CRM Eurycleia Partners, LP
CRM-EFO Partners, LP
Richard S. Fuld, Jr.


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